Exhibit 21.1

	Entity	State of Incorporation	DBAs
1	Mat-Rx Development, L.L.C.	Texas	USMD Hospital Division
2	Mat-Rx Fort Worth GP, L.L.C.	Texas
3	USMD of Arlington GP, L.L.C.	Texas
4	USMD Hospital at Arlington, L.P.	Texas
5	USMD Hospital at Fort Worth, L.P.	Texas
6	USMD Affiliated Services	Texas
7	USMD Administrative Services, L.L.C.	Texas
8	USMD Cancer Treatment Centers, L.L.C.	Texas	USMD CTC Division
9	USMD Cancer Treatment Centers GP, L.L.C.	Texas
9	Willowbrook Cancer Center, L.L.C.	Texas
10	USGP, LLC	Texas
11	US Lithotripsy, L.P.	Texas	USMD Lithotripsy Division
12	Litho GP, LLC	Texas
13	Big Country II, Lithotripsy, L.P.	Texas
14	Dallas Stone Management, L.P.	Texas
15	East Texas II-Athens, L.P.	Texas
16	East Texas II - Longview, L.P.	Texas
17	Ironwood Stone Management, L.P.	Texas
18	Tyler Stone Management, Ltd.	Texas
19	Metro I Stone Management, L.P.	Texas
20	Midland Stone Management, L.P.
21	Mississippi Valley I Stone Management, L.P.
22	Houston Lithotripsy II, L.P.	Texas
23	Metro Houston Lithotripsy II, L.P.	Texas
24	S.E. Colorado Lithotripsy II, L.P.	Texas
25	Verrazano Lithotripsy, LP	Texas
26	Western Plains Lithotripsy, LP	Texas
27	White River Lithotripsy, LLC
28	North Texas Stone Management, L.P.	Texas
29	North Central Missouri III Lithotripsy, L.P.	Texas
30	A.E.S.L. Limited Partnership
31	Gateway II, Lithotripsy, LLC
32	Rio Grande Lithotripsy, L.P.	Texas
33	South Texas Lithotripsy, L.P.	Texas
34	Christus Muguerza Radioterapia Avanzada, S. de R.L. de C.V.
35	Yorktown Radiation Oncology Center, L.L.C.